COMSTOCK RESOURCES, INC.
                                        5300 Town and Country Blvd., Suite 500
                                        Frisco, Texas 75034
                                        Telephone:(972) 668-8800
                                        Contact: Roland O. Burns
                                                 Sr. Vice President and
                                                 Chief Financial Officer
                                        Web Site:www.comstockresources.com


                        NEWS RELEASE
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For Immediate Release


               COMSTOCK RESOURCES, INC. ADOPTS
                 STOCKHOLDER PROTECTION PLAN


FRISCO, TEXAS, December 18, 2000 - Comstock Resources, Inc. (NYSE:CRK), today announced that its board of directors has adopted a stockholder protection plan designed to assure that all Comstock Resources stockholders receive fair and equal treatment in the event of any takeover attempt. The stockholder protection plan is similar to and will replace the Company's existing plan adopted in 1990, the rights under which expire on December 18, 2000.

"As with the Comstock Resources prior plan, the rights issued under this plan are intended to enable all of the Company's stockholders to realize the long-term value of their investment in the Company," stated M. Jay Allison, President and Chief Executive Officer. "Although the rights do not prevent a takeover, they should encourage anyone seeking to acquire Comstock Resources Inc. to negotiate with the Board prior to attempting such a takeover. The rights also guard against partial tender offers and other abusive tactics. The Company is not aware of any takeover attempt."

An overview of the plan is attached.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.


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             COMSTOCK RESOURCES STOCKHOLDER PROTECTION PLAN OVERVIEW

                           EFFECTIVE DECEMBER 18, 2000


The Board of Directors of Comstock Resources, Inc. (the "Company") has declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company's common stock. Each right will entitle stockholders to buy one one-hundredth of a share of the Company's Series B Junior Participating Preferred Stock for each share of the Company's common stock held, at a price of $50.00. The rights will be exercisable only if a person or group of affiliated or associated persons acquires, or has announced the intent to acquire, 20% or more of the Company's common stock.

The rights will provide for protection against self-dealing transactions by a control stockholder. In case of an acquisition through a merger or other business combination, the rights will entitle holders to purchase a number of the acquiring company's common shares having the market value at that time of twice the rights' exercise price. In the event of the acquisition or the announcement of the intention to acquire 20% or more of the Company's common stock, rights holders may, upon exercise, receive the Company's common shares having a market value of two times the exercise price of the rights. Under similar circumstances, the Board of Directors may exchange each right for shares of the Company's common stock at an exchange ratio of one share of common stock (or in certain circumstances preferred stock) for which a right is exercisable immediately prior to the time of the Company's decision to exchange the rights.

The rights plan will not prevent tender offers or other takeover attempts. However, it will enable stockholders to realize the long-term value of the Company's common stock in the event of a takeover. It is the Company's belief that the plan will cause anyone contemplating a takeover of the Company to first discuss its plans with the Board of Directors.

The Company is entitled to redeem the rights in whole, but not in part, at a price of $.01 per right at any time prior to the acquisition of 20% or more of the Company's common stock.

The dividend distribution will be made on or about December 19, 2000 to stockholders of record on December 18, 2000. The rights will be evidenced by, and transferred with, the Company's common stock certificates until such time as the acquisition of, or the announcement of the intention to acquire, 20% or more of the Company's common stock. If either event were to occur, separate rights certificates would be mailed to stockholders as soon as practicable.



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